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                                   EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

Parent
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PVF Capital Corp.


                                             State or Other
                                             Jurisdiction of     Percentage
Subsidiaries (1)                             Incorporation       Ownership
------------------                           --------------      ---------
Park View Federal Savings Bank               Ohio                100%

PVF Service Corporation                      Ohio                100%

PVF Mortgage Corp.                           Ohio                100%

PVF Community Development Corp.              Ohio                100%

Mid Pines Land Co.                           Ohio                100%


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(1)  The assets, liabilities and operations of the subsidiaries are included in the consolidated financial statements contained in the Annual Report to Stockholders attached hereto as an exhibit.